Jackson National Life Insurance Company (Michigan) Jackson National Asset Management, LLC (Michigan) (Limited Liability Company) Jackson National Life Insurance Company of New York (New York) Hermitage Management, LLC (Michigan) (Limited Liability Company) Jackson National Life Distributors LLC (Delaware) (Limited Liability Company) PGDS (US ONE) LLC (Delaware) (Limited Liability Company) Jackson National Life (Bermuda) Ltd. (Bermuda) Squire Reassurance Company II, Inc. Squire Capital I LLC (Michigan) (Limited Liability Company) Squire Capital II LLC (Michigan) (Limited Liability Company) Mission Plans of America, Inc. (Texas) REALIC of Jacksonville Plans, Inc. (Texas) Allied Life Brokerage Agency, Inc. (Iowa) ROP, Inc. (Delaware) VFL International Life Company SPC. Ltd. (Cayman Islands) Jackson Charitable Foundation, Inc. Squire Reassurance Company LLC (Michigan) (Limited Liability Company) National Planning Holdings LLC (Delaware) Jackson National Life Insurance Agency, LLC